MANAGEMENT AGREEMENT
THIS AGREEMENT, made as of the
2nd day of April, 1993, among DEAN WITTER
WORLD CURRENCY FUND L.P., a Delaware
limited partnership (the "Partnership"),
DEMETER MANAGEMENT CORPORATION, a Delaware
corporation (the "General Partner"), and
EZRA ZASK ASSOCIATES, Inc., a Connecticut
corporation (the "Trading Advisor").
W I T N E S S E T H:
WHEREAS, the Partnership has
been organized to engage primarily in
speculative trading of futures and forward
contracts and options on futures on a
diversified portfolio of foreign
currencies and related instruments
(hereinafter referred to collectively as
"commodity interest contracts");
WHEREAS, the Trading Advisor has
extensive experience trading in commodity
interest contracts and is willing to
provide certain services and undertake
certain obligations as set forth herein;
WHEREAS, the Partnership desires
the Trading Advisor to act as a trading
advisor for the Partnership and to make
investment decisions with respect to
commodity interest contracts for its
allocated share of the Partnership's Net
Assets and the Trading Advisor desires so
to act;
WHEREAS, the Partnership plans
to offer Units of Limited Partnership
Interest ("Units") to investors in a
public offering under the Securities Act
of 1933, as amended (the "Securities
Act"), pursuant to a Registration
Statement on Form S-1 (No. 33-55806) (as
amended from time to time, the
"Registration Statement") and a final
Prospectus dated February 5, 1993,
constituting a part thereof (as amended
and supplemented, the "Prospectus"); and
WHEREAS, the Partnership, the
General Partner and the Trading Advisor
wish to enter into this Management
       Agreement which, among other
things, sets forth certain terms and
conditions upon which the Trading Advisor
will conduct a portion of the
Partnership's commodity interest contract
trading;
NOW, THEREFORE, the parties
hereto hereby agree as follows:
1.	Undertakings in
Connection with the
Offering of Units.
(a)	The Trading Advisor agrees:
(i) to make all disclosures regarding
itself, its principals and affiliates, its
trading performance, its trading systems,
methods, and strategies (subject to the
need, in the reasonable discretion of the
Trading Advisor, to preserve the secrecy
of proprietary information concerning such
systems, methods, and strategies), any
client accounts over which it has direct
or indirect discretionary trading
authority (other than the names of any
such clients), and otherwise, as the
Partnership may reasonably require (x) to
be made in the Partnership's Prospectus
required by Section 4.21 of the CFTC's
Regulations, including any amendments or
supplements thereto, or (y) to comply with
any applicable federal or state law or
rule or regulation, including those of the
Securities and Exchange Commission (the
"SEC"), the CFTC, the National Futures
Association (the "NFA"), the National
Association of Securities Dealers, Inc.
(the "NASD") or any other regulatory body,
exchange, or board; and (ii) otherwise to
cooperate with the Partnership and the
General Partner by providing information
regarding the Trading Advisor in
connection with the preparation and filing
of the Registration Statement and
Prospectus, including any pre- or
post-effective amendments or supplements
thereto, with the SEC, CFTC, NFA, NASD,
and with appropriate governmental
authorities as part of making application
for registration of the Units under the
securities or Blue Sky laws of such
jurisdictions as the Partnership may deem
appropriate.
(b)	The General Partner, in its
sole discretion and at any time prior to
the commencement of trading operations,
may (i) withdraw the SEC registration of
the Units, or (ii) discontinue the
offering of Units.  Upon any such
withdrawal or discontinuance, this
Agreement shall be terminated.
(c)	If, while Units continue to
be offered and sold, the Trading Advisor
becomes aware of any untrue or misleading
statement or omission regarding itself or
any of its principals or affiliates in the
Registration Statement or Prospectus, or
of the occurrence of any event or change
in circumstances which would result in
there being any untrue or misleading
statement or omission in the Registration
Statement or Prospectus regarding itself
or any of its principals or affiliates,
such Trading Advisor shall promptly notify
the General Partner and shall cooperate
with it in the preparation of any
necessary amendments or supplements to the
Registration Statement or Prospectus.
2.	Duties of the Trading
Advisor.
(a)	Upon the commencement of
trading operations by the Partnership, the
Trading Advisor hereby agrees to act as a
Trading Advisor for the Partnership and,
as such, shall have sole authority and
responsibility for directing the
investment and reinvestment of its
allocable share of the Net Assets of the
Partnership pursuant to its High Yield
Currency Arbitrage Program on the terms
and conditions and in accordance with the
prohibitions and trading policies set
forth in this Agreement, the Partnership's
Limited Partnership Agreement as from time
to time in effect (the "Limited
Partnership Agreement"), and the
Prospectus; provided, however, that the
General Partner may override the
instructions of the Trading Advisor to the
extent necessary (i) to comply with the
trading policies of the Partnership
described in the Limited Partnership
       Agreement and the Prospectus (as
amended as provided herein) and with
applicable speculative position limits,
(ii) to fund any distributions,
redemptions, or reapportionments among
other trading advisors to the Partnership,
(iii) to pay the Partnership's expenses,
(iv) to the extent the General Partner
reasonably believes doing so is necessary
for the protection of the Partnership,
(v) to terminate the commodity trading of
the Partnership, or (vi) to comply with
any applicable law or regulation.  The
General Partner agrees not to override any
such instructions for the reasons
specified in clauses (ii) or (iii) of the
preceding sentence unless the Trading
Advisor fails to comply with a request of
the General Partner to make the necessary
amount of funds available to the
Partnership within five days of such
request.  The Trading Advisor shall not be
liable for the consequences of any
decision by the General Partner to
override instructions of the Trading
Advisor, except to the extent that the
Trading Advisor is in breach of this
Agreement.  In performing services for the
Partnership, the Trading Advisor may not
materially alter or change the trading
program used by the Trading Advisor in
investing and reinvesting its allocable
share of the Partnership's Net Assets in
commodity interest contracts as described
in the Prospectus without the prior
written consent of the General Partner.
(b)	The Trading Advisor shall:
(i)	Exercise good faith
and due care in determining the trades in
commodity interest contracts for the
account of the Partnership in accordance
with the prohibitions and trading policies
of the Partnership and the trading
systems, methods, and strategies of the
Trading Advisor described in the
Prospectus which relate to the High Yield
Currency Arbitrage Program and the Trading
Advisor's general trading techniques, with
such changes and additions to such trading
system, methods or strategies as the
Trading Advisor, from time to time,
incorporates into its trading approach for
       accounts the size of the
Partnership, subject to prior written
approval by the General Partner of any
material changes and additions, it being
understood that changes in the commodity
interest contracts traded will not be
deemed a material change or addition.
(ii)	Provide the General
Partner, within 30 days of a request
therefor by the General Partner, with
information comparing the performance of
the Partnership's account and the
performance of all other accounts directed
by the Trading Advisor using the trading
program used by the Trading Advisor for
the Partnership over a specified period of
time.  In providing such information, the
Trading Advisor may take such steps as are
necessary to assure the confidentiality of
the Trading Advisor's clients' identities.
The Trading Advisor shall, upon the
General Partner's request, consult with
the General Partner concerning any
discrepancies between the performance of
such other accounts and the Partnership's
account.  The Trading Advisor shall at any
time inform the General Partner of any
material discrepancies of which the
Trading Advisor is aware.  The General
Partner acknowledges that the Trading
Advisor offers multiple trading programs
and that different trading strategies or
methods may be utilized for differing
sizes of accounts, accounts with different
trading policies, accounts experiencing
differing inflows or outflows of equity,
accounts which commence trading at
different times, accounts which have
different portfolios or different fiscal
years and that such difference may cause
divergent trading results.
(iii)	Subject to reasonable
assurances of confidentiality by the
General Partner and the Partnership,
provide the General Partner with all
material information concerning the
Trading Advisor (including, without
limitation, information relating to
changes in control, personnel, trading
approach, material administrative, civil,
or criminal actions, or financial
condition) but nothing herein shall
require the Trading Advisor to disclose
proprietary information concerning its
trading system.  The General Partner
acknowledges that the Trading Advisor's
trading approach and all trading
instructions made by the Trading Advisor
are confidential property of the Trading
Advisor and will at all times be held in
confidence by the General Partner, except
to the extent necessary to conduct the
business of the Partnership or as required
by law.
(iv)	Inform the General
Partner when the open positions maintained
by the Trading Advisor exceed the Trading
Advisor's applicable speculative position
limits.
(c)	All purchases and sales of
commodity interest contracts pursuant to
this Agreement shall be for the account,
and at the risk, of the Partnership and
not for the account, or at the risk, of
the Trading Advisor or any of its
stockholders, directors, officers,
employees, or affiliates, or any other
person, if any, who directly or indirectly
controls the Trading Advisor within the
meaning of the Securities Act.  All
brokerage fees and commissions arising
from trading by the Trading Advisor shall
be for the account of the Partnership.
(d)	Prior to the commencement
of trading by the Partnership, the General
Partner on behalf of the Partnership shall
deliver to the Trading Advisor a trading
authorization appointing the Trading
Advisor the Partnership's attorney-in-fact
for such purpose.
3.	Designation of
Additional Trading
Advisors and
Reallocation of Net
Assets.
(a)	If the General Partner at
any time deems it to be in the best
interests of the Partnership, the General
Partner may designate an additional
trading advisor or advisors for the
Partnership and may apportion to such
       additional trading advisor(s) the
management of such amounts of Net Assets
(as defined in Section 6(c) hereof) as the
General Partner shall determine in its
absolute discretion.  The designation of
an additional trading advisor or advisors
and the apportionment of Net Assets to any
such trading advisor(s) pursuant to this
Section 3 shall neither terminate this
Agreement nor modify in any regard the
respective rights and obligations of the
Partnership, the General Partner, and the
Trading Advisor hereunder.  In the event
that an additional trading advisor or
advisors is so designated, the Trading
Advisor shall thereafter receive
management and incentive fees based,
respectively, on that portion of the Net
Assets managed by the Trading Advisor and
the Trading Profits attributable to the
trading by the Trading Advisor.
(b)	The General Partner may at
any time and from time to time upon two
business days' prior notice reallocate Net
Assets allocated to the Trading Advisor to
any other trading advisor or advisors of
the Partnership or allocate additional Net
Assets upon two business days' prior
notice to the Trading Advisor from such
other trading advisor or advisors.
4.	Trading Advisors
Independent.
For all purposes of this
Agreement, the Trading Advisor shall be
deemed to be an independent contractor and
shall, unless otherwise expressly provided
herein or authorized, have no authority to
act for, represent, or bind the
Partnership in any way or otherwise be
deemed an agent of the Partnership.
Nothing contained herein shall be deemed
to require the Partnership to take any
action contrary to the Limited Partnership
Agreement, the Certificate of Limited
Partnership of the Partnership as from
time to time in effect (the "Certificate
of Limited Partnership"), or any
applicable law or rule or regulation of
any regulatory body, exchange, board, or
authority.  Nothing herein contained shall
constitute the Trading Advisor or any
       other trading advisor or advisors
for the Partnership as members of any
partnership, joint venture, association,
syndicate or other entity, or be deemed to
confer on any of them any express,
implied, or apparent authority to incur
any obligation or liability on behalf of
any other.  It is expressly agreed that
the Trading Advisor is neither a promoter,
sponsor, or issuer with respect to the
Partnership, nor does the Trading Advisor
have any authority or responsibility with
respect to the sale or issuance of Units.
5.	Commodity Broker.
The Trading Advisor shall effect
all transactions in commodity interests
(including all forward contracts) for the
Partnership through, and shall maintain a
separate account with, such commodity
broker or brokers as the General Partner
shall direct.  At the present time, Dean
Witter Reynolds Inc. ("DWR") shall act as
commodity broker for the Partnership.  The
General Partner shall provide the Trading
Advisor with copies of brokerage
statements.  Notwithstanding that DWR
shall act as the commodity broker for the
Partnership, the Trading Advisor may
execute trades through floor brokers other
than those employed by DWR so long as
arrangements are made for such floor
brokers to "give up" or transfer the
position to DWR.
6.	Fees.
(a)	For the services to be
rendered to the Partnership by the Trading
Advisor under this Agreement, the
Partnership shall pay the Trading Advisor
the following fees:
(i)	A monthly management
fee, without regard to the profitability
of the Trading Advisor's trading for the
Partnership's account, equal to 1/4 of 1%
(a 3% annual rate) of the "Net Assets" of
the Partnership allocated to the Trading
Advisor (as defined in Section 6(c)) as of
the end of each calendar month (before
additions and deduction of the management
fee, any accrued incentive fee, and any
       redemptions and distributions as of
the end of such month).
(ii)	A quarterly incentive
fee equal to 17.5% of the "Trading
Profits" (as defined in Section 6(d)) as
of the end of each calendar quarter,
payable on a non-netted basis vis-a-vis
other trading advisor(s) for the
Partnership.  The initial incentive period
will commence on the date of the
Partnership's first closing (the "First
Closing") and shall end on the last day of
the first calendar quarter ending after
such First Closing occurs.  Any accrued
incentive fees with respect to any Units
redeemed at the end of the month which is
not the end of a calender quarter will be
deducted and paid to the Trading Advisor
at the time of redemption and any Trading
Profits with respect to such Units will
not be included for purposes of
determining incentive fees thereafter.
(b)	If this Agreement is
terminated on a date other than the end of
a calendar quarter, the incentive fee
described above shall be determined as if
such date were the end of a calendar
quarter.  If this Agreement is terminated
on a date other than the end of a calendar
month, the management fee described above
shall be determined as if such date were
the end of a month, but such fee shall be
prorated based on the ratio of the number
of trading days in the month through the
date of termination to the total number of
trading days in the month.  If, during any
month after the Partnership commences
trading operations (including the month in
which the Partnership commences such
operations), the Partnership does not
conduct business operations, or suspends
trading for the account of the Partnership
managed by the Trading Advisor, or, as a
result of an act or material failure to
act by the Trading Advisor, is otherwise
unable to utilize the trading advice of
the Trading Advisor on any of the trading
days of that period for any reason, the
management fee described above shall be
prorated based on the ratio of the number
of trading days in the month which the
Partnership account managed by the Trading
       Advisor engaged in trading
operations or utilizes the trading advice
of the Trading Advisor to the total number
of trading days in the month.  The
management fee payable to the Trading
Advisor for the month in which the
Partnership begins to receive trading
advice from the Trading Advisor pursuant
to this Agreement shall be prorated based
on the ratio of the number of trading days
in the month from the day the Partnership
begins to receive such trading advice to
the total number of trading days in the
month.
(c)	As used herein, the term
"Net Assets" shall have the same meaning
as in Section 7(d) of the Limited
Partnership Agreement of the Partnership.
(d)	As used herein, the term
"Trading Profits" shall mean net commodity
interest contract trading profits
(realized and unrealized) earned on the
Partnership's Net Assets (excluding
interest earned or credited on the
Partnership's Net Assets) allocated to the
Trading Advisor, decreased by the Trading
Advisor's monthly management fees, and the
brokerage commissions, floor brokerage
fees, give up or transfer fees, NFA fees,
and other transaction fees and costs
relating to the Trading Advisor's
allocated Net Assets and a pro rata
portion of administrative expenses, and
other fees and expenses (excluding
extraordinary expenses) which are
chargeable to the Trading Advisor's
allocated Net Assets; with such trading
profits and items of decrease determined
from the end of the last calendar quarter
at which an incentive fee was earned by
the Trading Advisor or, if no incentive
fee has been earned previously by the
Trading Advisor, from the date that the
Partnership commenced trading to the end
of the calendar quarter as of which such
incentive fee calculation is being made.
(e)	If any payment of incentive
fees is made to the Trading Advisor on
account of Trading Profits earned by the
Partnership on Net Assets allocated to the
Trading Advisor and the Partnership
       thereafter fails to earn Trading
Profits or experiences losses for any
subsequent incentive period with respect
to such amounts so allocated, the Trading
Advisor shall be entitled to retain such
amounts of incentive fees previously paid
to the Trading Advisor in respect of such
Trading Profits.  However, no subsequent
incentive fees shall be payable to the
Trading Advisor until the Partnership has
again earned Trading Profits on the
Trading Advisor's allocated Net Assets;
provided, however, that if the Trading
Advisor's allocated Net Assets are reduced
because of redemptions or reallocations
which occur at the end of, or subsequent
to, a calendar quarter in which the
Trading Advisor experiences a commodity
interest trading loss with respect to Net
Assets allocated to the Trading Advisor,
the trading loss for that incentive period
which must be recovered before the Trading
Advisor's allocated Net Assets will be
deemed to experience Trading Profits will
be equal to the amount determined by
(x) dividing the Trading Advisor's
allocated Net Assets after such
redemptions or reallocations by the
Trading Advisor's allocated Net Assets
immediately before such redemptions or
reallocations and (y) multiplying that
fraction by the amount of the unrecovered
commodity interest trading loss
experienced in that incentive period prior
to redemptions or reallocations.  In the
event that the Partnership experiences a
commodity interest trading loss in more
than one calendar quarter with respect to
the Trading Advisor's allocated Net Assets
without an intervening payment of an
incentive fee and Net Assets are reduced
in more than one such calendar quarter
because of redemptions or reallocations,
then the trading loss for each such
incentive period shall be adjusted in
accordance with the formula described
above and only such reduced amount of
commodity interest trading loss shall be
carried forward and used to offset
subsequent commodity interest trading
profits.  The portion of redemptions to be
allocated to the Net Assets of the
Partnership managed by each of the trading
advisors to the Partnership shall be in
       the sole discretion of the General
Partner.
(f)	If a loss carryforward
exists at the time of the second or third
closings, the loss carryforward in effect
for purposes of calculating a quarterly
incentive fee shall be deemed to be
increased by an amount calculated as
follows:  the product of (i) the amount of
the loss carryforward multiplied by
(ii) the amount of new funds allocated to
the Trading Advisor at each such closing
at which there is a loss carryforward
divided by the Trading Advisor's allocated
Net Assets immediately prior to the
allocation of such new funds.
(g)	No increase in either the
incentive fee or the management fee
payable by the Partnership may take effect
until the first business day following a
Redemption Date (as defined in the
Prospectus), provided that:  (i) notice of
such increase is mailed to each Limited
Partner at least five business days prior
received by the General Partner with
respect to the applicable Redemption Date;
and (ii) such notice describes the voting
rights of Limited Partners.
7.	Term.
This Agreement shall continue in
effect for a period of two years after the end of the month in which the Partnership commences trading operations. After such two-year period, this Agreement will remain in effect but the Trading Advisor may terminate this Agreement upon 30 days' prior written notice to the Partnership.
This Agreement shall terminate if the
Partnership terminates. The Partnership shall have the right to terminate this Agreement at its discretion (a) upon 15 days' prior written notice to the Trading
Advisor or (b) at any time upon written
notice to the Trading Advisor upon the
occurrence of any of the following events:
(i) if any person described as a
"principal" of the Trading Advisor in the Prospectus ceases for any reason to actively participate in the management of the Trading Advisor; (ii) if the Trading
       Advisor becomes bankrupt or
insolvent; (iii) if the Trading Advisor is unable to use its trading systems or methods as in effect on the date hereof and as refined and modified in the future for the benefit of the Partnership;
(iv) if the registration, as a commodity trading advisor or otherwise, of the Trading Advisor with the CFTC or its membership in the NFA is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect;
(v) except as provided in Section 11
hereof, if the Trading Advisor merges or consolidates with, or sells or otherwise transfers its advisory business, or all or a substantial portion of its assets, any portion of its commodity trading systems or methods, or its goodwill to, any individual or entity; (vi) if the Trading
Advisor's initially allocated Net Assets, after adjusting for distributions, redemptions, or reallocations, if any, shall decline by 50% or more as a result of trading losses; (vii) if, at any time, the Trading Advisor violates any trading policy set forth in the Limited
Partnership Agreement or the Prospectus or any administrative policy described in writing by the General Partner, except with the prior express written consent of the General Partner; or (viii) if the Trading Advisor fails in a material manner to perform any of its obligations under this Agreement. The Trading Advisor may terminate this Agreement at any time, upon written notice to the Partnership, in the event: (i) of the receipt by the Trading
Advisor of an opinion of independent
counsel that by reason of the Trading
Advisor's activities with respect to the Partnership, it is required to register as an investment adviser under the Investment
Advisers Act of 1940 and it is not so
registered; (ii) that the General Partner imposes additional trading limitation(s) in the form of one or more trading policies or administrative policies which the Trading Advisor does not agree to follow in its management of its allocable share of the Partnership's Net Assets;
(iii) the General Partner objects to the Trading Advisor implementing a proposed material change in the Trading Advisor's
       trading program(s) used by the
Partnership and the Trading Advisor
certifies to the General Partner in
writing that it believes such change is in the best interests of the Partnership;
(iv) the General Partner overrides a
trading instruction of the Trading Advisor for reasons unrelated to a determination by the General Partner that the Trading
Advisor has violated the Partnership's
trading policies and the Trading Advisor certifies to the General Partner in writing that as a result, the Trading
Advisor believes the performance results of the Trading Advisor relating to the Partnership will be materially adversely affected; (v) the Partnership materially breaches this Agreement and does not correct the breach within 10 days of receipt of a written notice of such breach from the Trading Advisor; (vi) the Trading
Advisor has amended its trading program to include a foreign futures or option contract which may lawfully be traded by the Partnership under CFTC regulations and counsel, mutually acceptable to the parties, has not opined that such inclusion would cause adverse tax consequences to Limited Partners and the General Partner does not consent to the Trading Advisor's trading such contract for the Partnership within 5 business days of a written request by the Trading
Advisor to do so, and, if such consent is given, does not make arrangements to facilitate such trading within 30 days of such notice; (vii) the Trading Advisor's allocable share of the Partnership's Net
Assets are below $1 million; and (viii) if the registration, as a commodity pool operator, of the General Partner with the CFTC or its membership in the NFA is revoked, suspended, terminated, or not renewed or limited or qualified in any respect.
The indemnities set forth in
Section 8 hereof shall survive any
termination of this Agreement.

8.	Standard of Liability;
Indemnifications.
(a)	The Partnership.  The
Partnership shall indemnify, defend, and
hold harmless the Trading Advisor, its
controlling persons, their affiliates and
their respective directors, officers,
shareholders, employees, and controlling
persons, from and against any and all
losses, claims, damages, liabilities
(joint and several), costs, and expenses
(including any reasonable investigatory,
legal, and other expenses incurred in
connection with, and any amounts paid in,
any settlement; provided that the
Partnership shall have approved such
settlement) resulting from a demand,
claim, lawsuit, action, or proceeding
(other than those incurred as a result of
claims brought by or in the right of an
indemnified party) relating to the
business or activities undertaken by the
Trading Advisor pursuant to this Agreement
or a breach of this Agreement or a
representation, warranty or covenant
herein by the General Partner or the
Partnership; provided that a court of
competent jurisdiction upon entry of a
final judgement finds (or, if no final
judgement is entered, an opinion is
rendered to the Partnership by independent
counsel reasonably acceptable to both
parties) to the effect that the action or
inaction of such indemnified party that
was the subject of the demand, claim,
lawsuit, action, or proceeding did not
constitute negligence, misconduct, or a
breach of this Agreement or of a
representation, warranty or covenant
herein and was done in good faith and in a
manner such indemnified party reasonably
believed to be in, or not opposed to, the
best interests of the Partnership.  The
termination of any demand, claim, lawsuit,
action, or proceeding by settlement shall
not, of itself, create a presumption that
the conduct in question was not undertaken
in good faith and in a manner reasonably
believed to be in, or not opposed to, the
best interests of the Partnership.
No indemnification shall be due
hereunder for any matter for which any
person or entity is indemnified by the
Trading Advisor under the Selling
Agreement.
(b)	The Trading Advisor.  In
respect of the Trading Advisor's role in
the commodity interest contract trading of
the Partnership's assets, none of the
Trading Advisor, or its controlling
persons, its affiliates, and their
respective directors, officers,
shareholders, employees or controlling
persons shall be liable to the Partnership
or the General Partner or their partners,
officers, shareholders, directors or
controlling persons except that the
Trading Advisor will be liable for acts or
omissions of any such person provided that
such act or omission constitutes a breach
of this Agreement or of a representation,
warranty or covenant herein, misconduct or
negligence or is the result of any such
person not having acted in good faith and
in the reasonable belief that such actions
or omissions were in, or not opposed to,
the best interests of the Partnership.
The Trading Advisor shall
indemnify, defend and hold harmless the
Partnership and the General Partner, their
controlling persons, their affiliates and
their respective directors, officers,
partners, shareholders, employees, and
controlling persons from and against any
and all losses, claims, damages,
liabilities (joint and several), costs,
and expenses (including any reasonable
investigatory, legal, and other expenses
incurred in connection with, and any
amounts paid in, any settlement; provided
that the Trading Advisor shall have
approved such settlement) incurred as a
result of any action or omission involving
the Partnership's commodity interest
contract trading of the Trading Advisor,
or any of its controlling persons or
affiliates or their respective directors,
officers, partners, shareholders, or
employees; provided that such liability
arises from an act or omission of the
       Trading Advisor, or any of its
controlling persons or affiliates or their
respective directors, officers, partners,
shareholders, or employees which is found
by a court of competent jurisdiction upon
entry of a final judgment (or, if no final
judgment is entered, an opinion is
rendered to the Partnership and the
Trading Advisor by independent counsel
reasonably acceptable to both parties) to
be a breach of this Agreement or of a
representation, warranty or covenant
herein, the result of bad faith,
misconduct or negligence, or conduct not
done in good faith in the reasonable
belief that it was in, or not opposed to,
the best interests of the Partnership.
No indemnification shall be due
hereunder for any matter for which any
person or entity is indemnified by the
Partnership under the Selling Agreement.
(c)	Promptly after receipt by
an indemnified party under Sections 8(a)
and (b) hereof of notice of the
commencement of any action, claim, or
proceeding to which either of such
subsections may apply, the indemnified
party will notify the indemnifying party
in writing of the commencement thereof if
a claim in respect thereof is to be made
against the indemnifying party under
either of such subsections; but the
omission so to notify the indemnifying
party will not relieve the indemnifying
party from any liability which the
indemnifying party may have to the
indemnified party otherwise than under
either of such subsections, except where
such omission has materially prejudiced
the indemnifying party.  In case any
action, claim, or proceeding is brought
against an indemnified party and the
indemnified party notifies the
indemnifying party of the commencement
thereof as provided above, the
indemnifying party will be entitled to
participate therein and, to the extent
that the indemnifying party desires, to
assume the defense thereof with counsel
selected by the indemnifying party and not
unreasonably disapproved by the
indemnified party.  After notice from the
       indemnifying party to the
indemnified party of the indemnifying
party's election so to assume the defense
thereof as provided above, the
indemnifying party will not be liable to
the indemnified party under either of such
subsections for any legal and other
expenses subsequently incurred by the
indemnified party in connection with the
defense thereof, other than reasonable
costs of investigation.
Notwithstanding the preceding
paragraph, if, in any action, claim, or
proceeding as to which indemnification is
or may be available under Sections 8(a)
and (b) hereof, an indemnified party
reasonably determines that its interests
are or may be adverse, in whole or in
part, to the indemnifying party's
interests or that there may be legal
defenses available to the indemnified
party which are different from, in
addition to, or inconsistent with the
defenses available to the indemnifying
party, the indemnified party may retain
its own counsel in connection with such
action, claim, or proceeding and will be
indemnified by the indemnifying party for
any legal and other expenses reasonably
incurred in connection with investigating
or defending such action, claim, or
proceeding.  In no event, however, will
the indemnifying party be liable for the
fees and expenses of more than one counsel
for all indemnified parties in connection
with any one action, claim or proceeding
or in connection with separate but similar
or related actions, claims, or proceedings
in the same jurisdiction arising out of
the same general allegations.  The
indemnifying party will not be liable for
any settlement of any action, claim or
proceeding effected without the
indemnifying party's express written
consent, but if any action, claim, or
proceeding is settled with the
indemnifying party's express written
consent or if there is a final judgment
for the plaintiff in any such action,
claim, or proceeding, the indemnifying
party will indemnify, defend, and hold
harmless an indemnified party as provided
in Sections 8(a) and (b) hereof.
(d)	The foregoing agreements of
indemnity shall be in addition to, and
shall in no respect limit or restrict, any
other remedies which may be available to
an indemnified person.
9.	Right to Advise Others
and Uniformity of Acts
and Practices.
(a)	The Trading Advisor is
engaged in the business of advising
investors as to the purchase and sale of
commodity interest contracts.  During the
term of this Agreement, the Trading
Advisor, its principals, and its
affiliates will be advising other
investors (including officers, directors,
and employees of the Trading Advisor and
their families, principals and affiliates
of the Trading Advisor, and stockholders,
officers, directors, and employees of the
principals and affiliates of the Trading
Advisor and their families) and trading
for their own accounts.  However, under no
circumstances shall the Trading Advisor by
any act or omission knowingly favor any
account advised or managed by the Trading
Advisor over the account of the
Partnership in any way or manner (other
than by charging different management
and/or incentive fees).  The Trading
Advisor agrees to treat the Partnership in
a fiduciary capacity to the extent
recognized by applicable law, but, subject
to that standard, the Trading Advisor or
any of its principals or affiliates shall
be free to advise and manage accounts for
other investors (and to charge fees that
are different from the fees charged to the
Partnership) and shall be free to trade on
the basis of the same trading program
employed by the Trading Advisor for the
account of the Partnership, or trading
systems, methods, or strategies which are
entirely independent of, or materially
different from, the trading program
employed for the account of the
Partnership, and shall be free to compete
for the same commodity interest contracts
as the Partnership or to take positions
opposite to the Partnership, where such
       actions do not knowingly or
deliberately prefer any of such accounts
over the account of the Partnership.
(b)	The Trading Advisor shall
not be restricted as to the number or
nature of its clients, except that:
(i) so long as the Trading Advisor acts as
a trading advisor for the Partnership,
neither the Trading Advisor nor any of its
principals or affiliates shall hold
knowingly any position or control any
other account which would cause the
Partnership, the Trading Advisor, or the
principals or affiliates of the Trading
Advisor to be in violation of the
Commodity Exchange Act or any regulations
promulgated thereunder, any applicable
rule or regulation of the CFTC or any
other regulatory body, exchange, or board;
and (ii) neither the Trading Advisor nor
any of its principals or affiliates shall
render commodity trading advice to any
other individual or entity or otherwise
engage in activity which shall knowingly
cause positions in commodity interest
contracts to be attributed to the Trading
Advisor under the rules or regulations of
the CFTC or any other regulatory body,
exchange, or board so as to require the
significant modification of positions
taken or intended for the account of the
Partnership; provided that the Trading
Advisor may modify its trading systems,
methods, or strategies to accommodate the
trading of additional funds or accounts.
If applicable speculative position limits
are exceeded by the Trading Advisor in the
opinion of (i) independent counsel (who
shall be other than counsel to the
Partnership), (ii) the CFTC, or (iii) any
other regulatory body, exchange, or board,
the Trading Advisor and its principals and
affiliates shall promptly and in good
faith liquidate positions equitably among
all of their accounts, including the
Partnership's account, as to which
positions are attributed to the Trading
Advisor as nearly as possible in
proportion to the accounts' respective
amounts available for trading (taking into
account different degrees of leverage) to
the extent necessary to comply with the
applicable position limits.
10.	Representations,
Warranties, and
Covenants.
(a)	Representations of the
Trading Advisor.  The Trading Advisor
represents and warrants that:
(i)	It will exercise good
faith and due care in trading on behalf of
the Partnership pursuant to the trading
program described in the Prospectus or any
other trading programs agreed to by the
General Partner.
(ii)	All information
furnished or to be furnished in writing to
the General Partner by the Trading Advisor
relating to the Trading Advisor or its
trading is or will be accurate and
complete in all material respects.
(iii)	The Trading Advisor
has reviewed the information concerning
the Trading Advisor set forth in the
Registration Statement and Prospectus and
such information is accurate in all
material respects; provided, however,
that, with respect to the hypothetical pro
forma table and notes thereto relating to
the Trading Advisor contained in the
Registration Statement and Prospectus, the
only representation being made is that the
numerical and other information furnished
to the Partnership for purposes of the
General Partner's preparation of such
table and notes is accurate in all
material respects.
(iv)	The Trading Advisor
shall follow, at all times, the Trading
Policies of the Partnership (as described
in the Prospectus) and as amended from
time to time with the consent of the
Trading Advisor, which consent shall not
be unreasonably withheld.
(v)	The Trading Advisor
shall trade the Partnership's Net Assets:
(A) pursuant to the same trading program
described in the Prospectus and (B) only
in futures and option contracts traded on
       U.S. contract markets, foreign
currency forward contracts traded with
DWR, and such other commodity interests
which are approved in writing by the
General Partner.
(b)	Covenants of the Trading
Advisor.  The Trading Advisor covenants
and agrees that:
(i)	The Trading Advisor
shall use its best efforts to maintain all
registrations and memberships necessary
for the Trading Advisor to continue to act
as described herein and to at all times
comply in all material respects with all
applicable laws, rules, and regulations,
to the extent that the failure to so
comply would have a materially adverse
effect on the Trading Advisor's ability to
act as described herein.
(ii)	The Trading Advisor
shall inform the General Partner
immediately as soon as the Trading Advisor
or any of its principals described in the
Prospectus becomes the subject of any
investigation, claim, or proceeding of any
exchange, commission, court or regulatory
authority or becomes a named party to any
litigation materially affecting the
business of the Trading Advisor.  The
Trading Advisor shall also inform the
General Partner immediately if the Trading
Advisor or any of its officers becomes
aware of any breach of this Agreement by
the Trading Advisor.
(c)	Covenants of the General
Partner.  The General Partner covenants
and agrees that:
(i)	The General Partner
shall use its best efforts to maintain all
registrations and memberships necessary
for the General Partner to continue to act
as described herein and in the Prospectus
and to at all times comply in all material
respects with all applicable laws, rules,
and regulations, to the extent that the
failure to so comply would have a
materially adverse effect on the General
Partner's ability to act as described
herein and in the Prospectus.
(ii)	The General Partner
shall inform the Trading Advisor
immediately as soon as the General Partner
or any of its principals described in the
Prospectus becomes the subject of any
investigation, claim, or proceeding of any
exchange, commission, court or regulatory
authority or becomes a named party to any
litigation materially affecting the
business of the General Partner.  The
General Partner shall also inform the
Trading Advisor immediately if the General
Partner or any of its officers become
aware of any breach of this Agreement by
the General Partner.
11.	Merger or Transfer of
Assets of Trading
Advisor.
The Trading Advisor may merge or
consolidate with, or sell or otherwise
transfer its advisory business, or all or
a substantial portion of its assets, any
portion of its commodity trading systems
or methods, or its goodwill, to any entity
that is directly or indirectly controlled
by, controlling, or under common control
with, the Trading Advisor, provided that
such entity expressly assumes all
obligations of the Trading Advisor under
this Agreement and agrees to continue to
operate the business of the Trading
Advisor, substantially as such business is
being conducted on the date hereof.
12.	Complete Agreement.
This Agreement constitutes the
entire agreement between the parties with
respect to the matters referred to herein,
and no other agreement, verbal or
otherwise, shall be binding as between the
parties unless in writing and signed by
the party against whom enforcement is
sought.
13.	Assignment.
This Agreement may not be
assigned by any party hereto without the
       express written consent of the
other parties hereto.
14.	Amendment.
This Agreement may not be
amended except by the written consent of
the parties hereto.
15.	Severability.
The invalidity or
unenforceability of any provision of this
Agreement or any covenant herein contained
shall not affect the validity or
enforceability of any other provision or
covenant hereof or herein contained and
any such invalid provision or covenant
shall be deemed to be severable.
16.	Certificates and
Opinions.
The Trading Advisor shall, at
the Partnership's closings, provide such
certificates and opinions as are specified
in the Selling Agreement.
17.	Inconsistent Filings.
Prior to the end of 90 days
following termination of the offering of
Units, the Trading Advisor agrees not to
file, participate in the filing of, or
publish any description of the Trading
Advisor, or of its respective principals
and affiliates or trading approaches that
is materially inconsistent with those in
the Registration Statement and Prospectus,
without so informing the General Partner
and furnishing to it copies of all such
filings within a reasonable period prior
to the date of filing or publication.  No
such description shall be published or
filed to which the General Partner
reasonably objects, except as otherwise
required by law.  If a copy of any
materially inconsistent filing or
publication is filed or published after
the 90th day following termination of the
offering of Units, the Trading Advisor
shall promptly furnish the General Partner
with such a copy, but the Trading Advisor
       need not give the General Partner
prior notice thereof.
18.	Disclosure Documents.
During the term of this
Agreement, the Trading Advisor shall use
its best efforts to, but in any event upon
request of the General Partner shall,
furnish to the General Partner promptly
copies of all disclosure documents filed
with the CFTC or NFA by the Trading
Advisor and, during the offering of Units,
any and all notices from the CFTC and/or
the NFA regarding any material
deficiencies in such disclosure documents.
The General Partner acknowledges receipt
of the Trading Advisor's disclosure
document dated November 16, 1992.
19.	Notices.
All notices required to be
delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, or when given by requested, on the second business day following the day on which it is so mailed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
if to the Partnership:

Dean Witter World Currency
Fund L.P.
c/o Demeter Management
Corporation
2 World Trade Center, 62nd
Floor
New York, New York  10048
Attn:  Mark J. Hawley
if to the General Partner:

Demeter Management
Corporation
2 World Trade Center, 62nd
Floor
New York, New York  10048
Attn:  Mark J. Hawley
       if to the Trading
Advisor:

Ezra Zask Associates, Inc.
82 Main Street
Falls Villiage, Connecticut
06031
Attn:  Ezra Zask
20.	Survival.
The provisions of this Agreement
shall survive the termination of this
Agreement with respect to any matter
arising while this Agreement was in
effect.
21.	Governing Law.
This Agreement shall be governed
by, and construed and enforced in
accordance with, the law of the State of
New York, without reference to choice of
law doctrine.  If any action or proceeding
shall be brought by a party to this
Agreement or to enforce any right or
remedy under this Agreement, each party
hereto hereby consents and will submit to
the jurisdiction of the courts of the
State of New York or any Federal court
sitting in the County, City, and State of
New York.  Any action or proceeding
brought by any party to this Agreement to
enforce any right, assert any claim, or
obtain any relief whatsoever in connection
with this Agreement shall be brought by
such party exclusively in the courts of
the State of New York or any Federal court
sitting in the County, City and State of
New York.
22.	Remedies.
In any action or proceeding
arising out of any of the provisions of
this Agreement, the Trading Advisor agrees not to seek any prejudgment equitable or ancillary relief. The Trading Advisor agrees that its sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this Agreement.

23.	Headings.
Headings to sections herein are
for the convenience of the parties only
and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
IN WITNESS WHEREOF, this
Agreement has been executed for and on
behalf of the undersigned as of the day
and year first above written.

DEAN WITTER WORLD CURRENCY
FUND L.P.
by Demeter Management
Corporation, General
Partner
By	/s/ Mark J. Hawley
DEMETER MANAGEMENT
CORPORATION
By	/s/ Mark J. Hawley
EZRA ZASK ASSOCIATES, INC.
By	/s/ Ezra Zask